Ex 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend, Suite 120
Dallas, Texas 75247
SILVERLEAF RESORTS ANNOUNCES BOARD CHANGES AND APPOINTMENTS
Dallas, TX, — August 5, 2009. Silverleaf Resorts, Inc. (Nasdaq: SVLF) announced today that Michael A. Jenkins has agreed to rejoin its Board of Directors to fill a vacancy created by the resignation of R. Janet Whitmore, who resigned effective August 5, 2009. Mr. Jenkins previously served on Silverleaf’s Board of Directors between 1997 and 2002. He is the President of Leisure and Recreation Concepts, Inc., a Dallas-based company which has provided consulting services in connection with the planning, management, and design of over 1,050 theme parks, resorts, retail areas, and major attractions worldwide. Mr. Jenkins will serve on the audit, compensation, and nominating committees of the Board of Directors.
Commenting on the Board changes, Silverleaf Chairman, Robert E. Mead said, “We are very grateful for Janet Whitmore’s dedicated service over the last seven years as a director, compensation committee chair, and audit committee financial expert. Silverleaf has benefited from her efforts and expertise and we wish her well in all her future endeavors. We are also grateful that Michael Jenkins has agreed to rejoin the Board as an independent director. Michael’s previous service on Silverleaf’s Board and his long association with the leisure and entertainment industries make him a valuable addition to our Board.”
In a related change, Herbert B. Hirsch, an independent director and audit committee member since 2002, has been designated by the Board of Directors as the audit committee financial expert. Prior to his service on Silverleaf’s Board, Mr. Hirsch held a number of executive positions involving the financing of timeshare operations and financial reporting for timeshare companies.
About Silverleaf Resorts
Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.
For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218